UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 3, 2022

GoodRx Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39549	47-5104396
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 Olympic Boulevard

Santa Monica, CA 90404

(Address of Principal Executive Offices) (Zip Code)

(855) 268-2822

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	GDRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2022, GoodRx Holdings, Inc. (the “Company”) determined that Andrew Slutsky, President, Consumer, and a named executive officer of the Company, would transition to a new role as Senior Vice President, Strategy and Marketing Innovation with the Company in a non-executive officer capacity, which will be effective as of May 9, 2022. As of such date, Mr. Slutsky will continue his employment with the Company reporting directly to its Co-Chief Executive Officers focusing on new initiatives.

On May 9, 2022, the Company also announced the appointment of Raj Beri as Chief Operating Officer, effective May 23, 2022.

Mr. Beri, 48, served as VP of Global Grocery and New Verticals at Uber Technologies, Inc. (“Uber”) from March 2020 to May 2022. Mr. Beri’s team oversaw non-restaurant delivery businesses for Uber globally. Previously between February 2018 and February 2020, he led the Uber Eats business in Asia Pacific, Europe, Middle East and Africa. Prior to joining the Uber Eats team, Mr. Beri served as a Business Head for Uber India from June 2016 to January 2018. While at Uber, Mr. Beri also served on the Board of Comershop, now a fully owned Uber subsidiary. Before joining Uber in 2016, Raj served as Chief Operating Officer for Adadyn, an IDG Ventures backed based Ad-Tech company with operations in San Francisco, New York City and Bangalore. Mr. Beri has also served as Director and Chief Operating Officer of lgoUgo, a Travelocity business unit and as VP, Travel at Oversee.net. Additionally, he was Director of Digital for the McGraw-Hi/I Company and worked in the Digital Strategy practice at Monitor Group. Mr. Beri has an M.B.A. from the Wharton School at the University of Pennsylvania, a M.S. in Aerospace Engineering from Arizona State University and a B.S. in Aerospace Engineering from the University of Toronto.

In connection with his appointment as Chief Operating Officer, Mr. Beri entered into an offer letter with the Company (the “Offer Letter”) providing for: (1) an annual base salary of $500,000; (2) an annual discretionary performance bonus of up to 100% of his annual base salary, prorated for his first year of employment and subject to his continued employment through the bonus payment date; (3) a one-time signing bonus in the amount of $500,000, which is subject to repayment upon his voluntary resignation during his first year of employment; (4) eligibility for a retention bonus in the amount of $500,000, which is subject to forfeiture upon his provision of notice of resignation or termination for cause (as defined in the Offer Letter) during his first year of employment; (5) eligibility to participate in the employee benefits and benefit plans generally available to employees; (6) a restricted stock unit award covering shares of the Company’s Class A Common Stock with a value of $10.8 million, which vests in equal quarterly installments over a four-year period, subject to continued employment; (7) a nonqualified stock option to purchase shares of the Company’s Class A Common Stock with a value of $7.2 million, based on the grant date Black-Sholes fair value, which vests in equal quarterly installments over a four-year period, subject to continued employment; and (8) at-will employment. Pursuant to the Offer Letter, Mr. Beri may not sell or otherwise transfer any shares issued to him pursuant to the restricted stock unit award and/or the stock option prior to the one-year anniversary of his employment start date.

Upon Mr. Beri’s termination of employment without cause, then, subject to his timely execution and non-revocation of a release of claims, he will be eligible to receive (i) a lump sum payment equal to 12 months of his then-current base salary; (ii) a lump sum payment equal to 100% of his target annual performance bonus for the year in which the termination occurs; and (iii) four months of Company-paid COBRA continuation coverage premiums. If Mr. Beri’s employment is terminated without cause within 24 months following a change in control (as defined in the Company’s 2020 Incentive Award Plan), then, subject to his timely execution and non-revocation of a release of claims, he will be eligible to receive (i) a lump sum payment equal to 12 months of his then-current base salary; (ii) a lump sum payment equal to 100% of his target annual performance bonus for the year in which the termination occurs; (iii) six months of Company-paid COBRA continuation coverage premiums; and (iv) full accelerated vesting of the restricted stock unit award and stock option award granted under the Offer Letter.

The foregoing description of the Offer Letter does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Offer Letter, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description

10.1	Offer Letter for Raj Beri, dated May 6, 2022.

104	Cover Page Interactive Data File, formatted in inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODRX HOLDINGS, INC.

By:	/s/ Karsten Voermann
Name:	Karsten Voermann
Title:	Chief Financial Officer

Date: May 9, 2022